NEWS

Charter Announces Third Quarter 2022 Results

Stamford, Connecticut - October 28, 2022 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2022.

•Third quarter total residential and small and medium business ("SMB") Internet customers increased by 75,000. As of September 30, 2022, Charter served a total of 30.3 million residential and SMB Internet customers.

•Third quarter total residential and SMB mobile lines increased by 396,000. As of September 30, 2022, Charter served a total of 4.7 million mobile lines.

•As of September 30, 2022, Charter had a total of 32.1 million residential and SMB customer relationships, which excludes mobile-only relationships.

•Third quarter revenue of $13.6 billion grew by 3.1% year-over-year, driven by mobile revenue growth of 40.2%, advertising sales revenue growth of 22.9% and residential revenue growth of 0.7%.

•Net income attributable to Charter shareholders totaled $1.2 billion in the third quarter.

•Third quarter Adjusted EBITDA1 of $5.4 billion grew by 2.4% year-over-year.

•Third quarter capital expenditures totaled $2.4 billion and included $525 million of rural construction initiative capital expenditures and $96 million of mobile-related capital expenditures.

•Third quarter net cash flows from operating activities totaled $3.8 billion, compared to $4.3 billion in the prior year quarter. The year-over-year decline was primarily due to higher cash taxes and the payment of litigation settlements, partly offset by higher Adjusted EBITDA.

•Third quarter free cash flow1 of $1.5 billion decreased by 39.1% year-over-year, primarily due to capital expenditures associated with Charter's rural construction initiative and higher cash taxes.

•During the third quarter, Charter purchased 5.8 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $2.6 billion.

"Charter now delivers the nation's first converged broadband, WiFi and mobile experience at prices that generate significant savings for consumers," said Tom Rutledge, Chairman and CEO of Charter. "And as I look at our existing advanced offerings, and our future product capabilities, we are well positioned to grow our business at very attractive rates for many years to come."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2022 (a)	September 30, 2021 (a)	Y/Y Change
Footprint (b)
Estimated Passings	55,288	54,268	1.9%

Customer Relationships (c)
Residential	29,946	29,823	0.4%
SMB	2,195	2,126	3.3%
Total Customer Relationships	32,141	31,949	0.6%

Residential	4	163	(159)
SMB	13	22	(9)
Total Customer Relationships Quarterly Net Additions	17	185	(168)

Total Customer Relationship Penetration of Estimated Passings (d)	58.1%	58.9%	(0.8) ppts

Monthly Residential Revenue per Residential Customer (e)	$115.16	$115.15	0.0%
Monthly SMB Revenue per SMB Customer (f)	$164.89	$167.29	(1.4)%

Residential Customer Relationships Penetration
Single Play Penetration (g)	48.5%	46.4%	2.1 ppts
Double Play Penetration (g)	33.1%	32.8%	0.3 ppts
Triple Play Penetration (g)	18.4%	20.9%	(2.5) ppts

% Residential Non-Video Customer Relationships	51.1%	48.7%	2.4 ppts

Internet
Residential	28,320	27,965	1.3%
SMB	2,008	1,934	3.8%
Total Internet Customers	30,328	29,899	1.4%

Residential	61	243	(182)
SMB	14	22	(8)
Total Internet Quarterly Net Additions	75	265	(190)

Video
Residential	14,642	15,287	(4.2)%
SMB	649	604	7.5%
Total Video Customers	15,291	15,891	(3.8)%

Residential	(211)	(133)	(78)
SMB	7	12	(5)
Total Video Quarterly Net Additions	(204)	(121)	(83)

Voice
Residential	7,929	8,784	(9.7)%
SMB	1,287	1,273	1.1%
Total Voice Customers	9,216	10,057	(8.4)%

Residential	(271)	(230)	(41)
SMB	—	14	(14)
Total Voice Quarterly Net Additions	(271)	(216)	(55)

Mobile Lines (h)
Residential	4,516	3,085	46.4%
SMB	161	99	63.6%
Total Mobile Lines	4,677	3,184	46.9%

Residential	382	230	152
SMB	14	14	—
Total Mobile Lines Quarterly Net Additions	396	244	152

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	282	269	4.9%
Enterprise Quarterly Net Additions	5	4	1
Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

As of September 30, 2022, Charter had 29.9 million residential customer relationships, with year-over-year growth of 0.4%.

Third quarter residential Internet customers increased by 61,000, compared to an increase of 243,000 customers during the third quarter of 2021. Spectrum Internet® and Spectrum WiFi deliver the fastest speeds in the nation.1 Charter offers Spectrum Internet products with speeds up to 1 Gbps across its entire footprint. Charter's Advanced WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices with enhanced security and privacy, is available to nearly all Spectrum Internet customers. In October, Charter introduced Spectrum One, which brings together Spectrum Internet, Advanced WiFi and Unlimited Spectrum MobileTM, to offer consumers faster, more reliable and secure online connections on their favorite devices at home and on the go in a high-value package.

Residential video customers decreased by 211,000 in the third quarter of 2022, compared to a decline of 133,000 in the third quarter of 2021, partly driven by downgrades following an April pass through of higher programming expense. As of September 30, 2022, Charter had 14.6 million residential video customers.

During the third quarter of 2022, residential wireline voice customers declined by 271,000, compared to a decline of 230,000 in the third quarter of 2021. As of September 30, 2022, Charter had 7.9 million residential wireline voice customers.

Third quarter 2022 residential revenue per residential customer (excluding mobile) totaled $115.16, unchanged year-over-year, given promotional rate step-ups and rate adjustments that in part pass through programmer rate increases, partly offset by a higher mix of non-video customer relationships and a higher mix of lower priced video packages within Charter's video customer base.

SMB customer relationships grew by 13,000 in the third quarter of 2022, while third quarter 2021 SMB customer relationships grew by 22,000. Enterprise PSUs grew by 5,000 in the third quarter of 2022 versus 4,000 added in the third quarter of 2021.

During the third quarter of 2022, Charter added 396,000 mobile lines, compared to growth of 244,000 during the third quarter of 2021. Spectrum Mobile is available to all new and existing Spectrum Internet customers. Spectrum Mobile customers can choose "Unlimited" or "By the Gig" data plans. Unlimited pricing starts at $29.99/month per line, and By the Gig lines are available for $14/GB. All Spectrum Mobile plans offer the fastest overall speeds,2 include 5G access and taxes and fees and do not require contracts. Spectrum One and Spectrum Mobile are central to Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

1.Based on analysis by Ookla® of Speedtest Intelligence® data U.S. median fixed download speeds for Q3 2022. Ookla trademarks used under license and reprinted with permission.
2.Fastest Overall Speed claim based on Global Wireless Solutions' combined cellular and WiFi speed test results in Spectrum service area where WiFi is available. Cellular speeds vary by location.

Third Quarter Financial Results
(in millions)

	Three Months Ended September 30,
	2022	2021	% Change
Revenues:
Internet	$5,571	$5,363	3.9%
Video	4,379	4,502	(2.7)%
Voice	391	409	(4.6)%
Residential revenue	10,341	10,274	0.7%
Small and medium business	1,082	1,062	1.9%
Enterprise	673	656	2.6%
Commercial revenue	1,755	1,718	2.2%
Advertising sales	481	391	22.9%
Mobile	750	535	40.2%
Other	223	228	(2.1)%
Total Revenues	$13,550	$13,146	3.1%

Net income attributable to Charter shareholders	$1,185	$1,217	(2.5)%
Net income attributable to Charter shareholders margin	8.8%	9.3%

Adjusted EBITDA[1]	$5,412	$5,286	2.4%
Adjusted EBITDA margin	39.9%	40.2%

Capital Expenditures	$2,406	$1,861	29.3%
% Total Revenues	17.8%	14.2%

Net cash flows from operating activities	$3,757	$4,263	(11.9)%
Free cash flow[1]	$1,507	$2,476	(39.1)%

1.See page 1 of the addendum for a GAAP reconciliation of Adjusted EBITDA and free cash flow.

Revenues

Third quarter revenue increased by 3.1% year-over-year to $13.6 billion, driven primarily by growth in mobile, advertising sales and residential revenues.

Residential revenue totaled $10.3 billion in the third quarter, an increase of 0.7% year-over-year.

Internet revenue grew by 3.9% year-over-year to $5.6 billion, driven by growth in Internet customers during the last year, promotional rate step-ups and reduced bundled discounts, partly offset by lower bundled revenue allocation.

Video revenue totaled $4.4 billion in the third quarter, a decrease of 2.7% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base and a decline in video customers during the last year, partly offset by promotional rate step-ups, video rate adjustments that pass through programmer rate increases and higher bundled revenue allocation.

Voice revenue totaled $391 million in the third quarter, a decrease of 4.6% compared to the third quarter of 2021, driven by a decline in wireline voice customers over the last twelve months, partly offset by voice rate adjustments.

Commercial revenue increased by 2.2% year-over-year to $1.8 billion, driven by SMB and enterprise revenue growth of 1.9% and 2.6% year-over-year, respectively. Third quarter 2022 SMB revenue growth was driven by customer relationship growth. Excluding a one-time benefit in the third quarter of 2021, enterprise revenue grew by 5.2% year-over-year, mostly reflecting PSU growth. Enterprise revenue excluding wholesale increased by 9.0% year-over-year.

Third quarter advertising sales revenue of $481 million increased by 22.9% compared to the year-ago quarter, primarily driven by higher political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 0.2% year-over-year, due to lower national and local advertising revenue, partly offset by higher advanced advertising revenue.

Third quarter mobile revenue totaled $750 million, an increase of 40.2% year-over-year, driven by mobile line growth.

Operating Costs and Expenses

Third quarter programming costs decreased by $112 million, or 3.8% as compared to the third quarter of 2021, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, partly offset by contractual programming rate increases and renewals.

Regulatory, connectivity and produced content expenses decreased by $47 million, or 7.4% year-over-year, primarily driven by lower video CPE sold to customers.

Costs to service customers increased by $83 million, or 4.4% year-over-year. The year-over-year increase in costs to service customers was primarily driven by higher bad debt and higher fuel and freight costs, partly offset by productivity improvements. Costs to service customers excluding bad debt increased by 3.0% year-over-year.

Marketing expenses increased by $73 million, or 9.3% year-over-year, due to higher staffing levels and wages as Charter focuses on providing better service to new and existing customers.

Third quarter mobile costs totaled $846 million, an increase of 39.4% year-over-year, and were comprised of device costs, customer acquisition costs and service and operating costs.

Other expenses increased by $42 million, or 4.4% as compared to the third quarter of 2021.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.2 billion in the third quarters of 2022 and 2021, as higher Adjusted EBITDA was offset by higher interest expense, net.

Net income per basic common share attributable to Charter shareholders totaled $7.51 in the third quarter of 2022 compared to $6.69 during the same period last year. The increase was primarily the result of a 13.2% decrease in basic weighted average common shares outstanding versus the prior year period, in addition to the factors described above.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $5.4 billion grew by 2.4% year-over-year, reflecting growth in revenue and operating expenses of 3.1% and 3.5%, respectively.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.4 billion in the third quarter of 2022, compared to $1.9 billion during the third quarter of 2021, primarily driven by an increase in rural construction initiative spend. Third quarter capital expenditures included $525 million of rural construction initiative spend, most of which was included in line extensions. Third quarter capital expenditures also included $96 million of mobile costs, most of which related to information technology systems and were included in support capital and scalable infrastructure. Cable capital expenditures, excluding capital expenditures associated with the rural construction initiative, increased to $1.8 billion in the third quarter of 2022, compared to $1.7 billion in the prior year quarter, primarily due to higher customer premise equipment and scalable infrastructure spending.

Charter currently expects full year 2022 cable capital expenditures, excluding capital expenditures associated with its rural construction initiative, to be between $7.1 billion and $7.3 billion.

Cash Flow and Free Cash Flow

During the third quarter of 2022, net cash flows from operating activities totaled $3.8 billion, compared to $4.3 billion in the prior year quarter. The year-over-year decrease in net cash flows from operating activities was primarily due to higher cash taxes and the payment of litigation settlements, partly offset by higher Adjusted EBITDA.

Free cash flow in the third quarter of 2022 totaled $1.5 billion, compared to $2.5 billion during the same period last year. The year-over-year decrease in free cash flow was primarily driven by a decrease in net cash flows from operating activities and an increase in capital expenditures.

Liquidity & Financing

As of September 30, 2022, total principal amount of debt was $96.8 billion and Charter's credit facilities provided approximately $4.6 billion of additional liquidity in excess of Charter's $480 million cash position.

In August 2022, CCO Holdings, LLC and CCO Holdings Capital Corp. jointly issued $1.5 billion of 6.375% senior unsecured notes due September 2029 at par. The net proceeds were used for general corporate purposes, including to fund buybacks of Charter Class A common stock and Charter Holdings common units, to repay certain indebtedness and to pay related fees and expenses.

Share Repurchases

During the three months ended September 30, 2022, Charter purchased 5.8 million shares of Charter Class A common stock and Charter Holdings common units for approximately $2.6 billion. During the nine months ended September 30, 2022, Charter purchased 20.2 million shares of Charter Class A common stock and Charter Holdings common units, or 10.1% of fully diluted shares outstanding (including as-exchanged Charter Holdings common units) as of December 31, 2021, for approximately $10.4 billion.

Webcast

Charter will host a webcast on Friday, October 28, 2022 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2022, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $342 million and $1.0 billion for the three and nine months ended September 30, 2022, respectively, and $337 million and $979 million for the three and nine months ended September 30, 2021, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to sales opportunities from residential move activity, our customers, our vendors and local, state and federal governmental responses to the pandemic;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to Charter shareholders	$1,185	$1,217	$3,859	$3,044
Plus: Net income attributable to noncontrolling interest	182	190	605	442
Interest expense, net	1,160	1,016	3,329	3,003
Income tax expense	360	347	1,194	844
Depreciation and amortization	2,177	2,270	6,711	7,065
Stock compensation expense	109	98	360	332
Other expenses, net	239	148	76	521
Adjusted EBITDA	$5,412	$5,286	$16,134	$15,251

Net cash flows from operating activities	$3,757	$4,263	$11,138	$12,013
Less: Purchases of property, plant and equipment	(2,406)	(1,861)	(6,456)	(5,563)
Change in accrued expenses related to capital expenditures	156	74	284	(51)
Free cash flow	$1,507	$2,476	$4,966	$6,399

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
REVENUES:
Internet	$5,571	$5,363	3.9%	$16,585	$15,670	5.8%
Video	4,379	4,502	(2.7)%	13,209	13,224	(0.1)%
Voice	391	409	(4.6)%	1,180	1,202	(1.9)%
Residential revenue	10,341	10,274	0.7%	30,974	30,096	2.9%
Small and medium business	1,082	1,062	1.9%	3,221	3,116	3.4%
Enterprise	673	656	2.6%	2,003	1,930	3.8%
Commercial revenue	1,755	1,718	2.2%	5,224	5,046	3.5%
Advertising sales	481	391	22.9%	1,324	1,146	15.6%
Mobile	750	535	40.2%	2,166	1,546	40.1%
Other	223	228	(2.1)%	660	636	3.7%
Total Revenues	13,550	13,146	3.1%	40,348	38,470	4.9%

COSTS AND EXPENSES:
Programming	2,871	2,983	(3.8)%	8,820	8,949	(1.4)%
Regulatory, connectivity and produced content	587	634	(7.4)%	1,742	1,902	(8.4)%
Costs to service customers	1,982	1,899	4.4%	5,801	5,530	4.9%
Marketing	861	788	9.3%	2,493	2,280	9.4%
Mobile	846	607	39.4%	2,403	1,765	36.1%
Other expense (a)	991	949	4.4%	2,955	2,793	5.8%
Total operating costs and expenses (a)	8,138	7,860	3.5%	24,214	23,219	4.3%

Adjusted EBITDA	$5,412	$5,286	2.4%	$16,134	$15,251	5.8%

(a) Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.
Addendum to Charter Communications, Inc. Third Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES	$13,550	$13,146	$40,348	$38,470

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,247	7,958	24,574	23,551
Depreciation and amortization	2,177	2,270	6,711	7,065
Other operating (income) expenses, net	202	(9)	141	284
	10,626	10,219	31,426	30,900
Income from operations	2,924	2,927	8,922	7,570

OTHER INCOME (EXPENSES):
Interest expense, net	(1,160)	(1,016)	(3,329)	(3,003)
Other income (expense), net	(37)	(157)	65	(237)
	(1,197)	(1,173)	(3,264)	(3,240)
Income before income taxes	1,727	1,754	5,658	4,330
Income tax expense	(360)	(347)	(1,194)	(844)
Consolidated net income	1,367	1,407	4,464	3,486
Less: Net income attributable to noncontrolling interests	(182)	(190)	(605)	(442)
Net income attributable to Charter shareholders	$1,185	$1,217	$3,859	$3,044

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$7.51	$6.69	$23.51	$16.33
Diluted	$7.38	$6.50	$23.06	$15.78
Weighted average common shares outstanding, basic	157,971,109	181,925,180	164,189,703	186,380,681
Weighted average common shares outstanding, diluted	160,638,186	187,166,071	167,351,777	197,316,667

Addendum to Charter Communications, Inc. Third Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2022	2021
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$480	$601
Accounts receivable, net	2,841	2,579
Prepaid expenses and other current assets	433	386
Total current assets	3,754	3,566

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	35,005	34,310
Customer relationships, net	3,073	4,060
Franchises	67,363	67,346
Goodwill	29,563	29,562
Total investment in cable properties, net	135,004	135,278

OTHER NONCURRENT ASSETS	4,911	3,647

Total assets	$143,669	$142,491

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$10,073	$9,461
Current portion of long-term debt	1,522	2,997
Total current liabilities	11,595	12,458

LONG-TERM DEBT	95,510	88,564
DEFERRED INCOME TAXES	19,153	19,096
OTHER LONG-TERM LIABILITIES	5,061	4,217

SHAREHOLDERS' EQUITY:
Controlling interest	8,889	14,050
Noncontrolling interests	3,461	4,106
Total shareholders' equity	12,350	18,156

Total liabilities and shareholders' equity	$143,669	$142,491

Addendum to Charter Communications, Inc. Third Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,367	$1,407	$4,464	$3,486
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,177	2,270	6,711	7,065
Stock compensation expense	109	98	360	332
Noncash interest income, net	(5)	(5)	(12)	(20)
Deferred income taxes	50	297	165	668
Other, net	40	155	(113)	279
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(62)	(62)	(262)	(106)
Prepaid expenses and other assets	37	(14)	(96)	(127)
Accounts payable, accrued liabilities and other	44	117	(79)	436
Net cash flows from operating activities	3,757	4,263	11,138	12,013

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,406)	(1,861)	(6,456)	(5,563)
Change in accrued expenses related to capital expenditures	156	74	284	(51)
Other, net	(14)	(3)	(174)	(148)
Net cash flows from investing activities	(2,264)	(1,790)	(6,346)	(5,762)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	4,897	4,305	21,528	15,263
Repayments of long-term debt	(3,712)	(3,892)	(15,659)	(9,651)
Payments for debt issuance costs	(14)	(18)	(71)	(76)
Purchase of treasury stock	(2,225)	(3,666)	(9,245)	(10,834)
Proceeds from exercise of stock options	—	17	5	43
Purchase of noncontrolling interest	(385)	(410)	(1,379)	(1,500)
Distributions to noncontrolling interest	(49)	—	(56)	(71)
Other, net	(8)	(54)	(36)	40
Net cash flows from financing activities	(1,496)	(3,718)	(4,913)	(6,786)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3)	(1,245)	(121)	(535)
CASH AND CASH EQUIVALENTS, beginning of period	483	1,711	601	1,001
CASH AND CASH EQUIVALENTS, end of period	$480	$466	$480	$466

CASH PAID FOR INTEREST	$1,101	$1,042	$3,251	$3,038
CASH PAID FOR TAXES	$412	$30	$882	$99

Addendum to Charter Communications, Inc. Third Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2022 (a)	June 30, 2022 (a)	December 31, 2021 (a)	September 30, 2021 (a)
Footprint (b)
Estimated Passings	55,288	55,008	54,521	54,268

Customer Relationships (c)
Residential	29,946	29,942	29,926	29,823
SMB	2,195	2,182	2,143	2,126
Total Customer Relationships	32,141	32,124	32,069	31,949

Residential	4	(93)	103	163
SMB	13	19	17	22
Total Customer Relationships Quarterly Net Additions	17	(74)	120	185

Total Customer Relationship Penetration of Estimated Passings (d)	58.1%	58.4%	58.8%	58.9%

Monthly Residential Revenue per Residential Customer (e)	$115.16	$116.00	$114.14	$115.15
Monthly SMB Revenue per SMB Customer (f)	$164.89	$165.66	$164.59	$167.29

Residential Customer Relationships Penetration
Single Play Penetration (g)	48.5%	47.8%	46.7%	46.4%
Double Play Penetration (g)	33.1%	33.1%	33.0%	32.8%
Triple Play Penetration (g)	18.4%	19.1%	20.4%	20.9%

% Residential Non-Video Customer Relationships	51.1%	50.4%	49.2%	48.7%

Internet
Residential	28,320	28,259	28,137	27,965
SMB	2,008	1,994	1,952	1,934
Total Internet Customers	30,328	30,253	30,089	29,899

Residential	61	(42)	172	243
SMB	14	21	18	22
Total Internet Quarterly Net Additions	75	(21)	190	265

Video
Residential	14,642	14,853	15,216	15,287
SMB	649	642	617	604
Total Video Customers	15,291	15,495	15,833	15,891

Residential	(211)	(240)	(71)	(133)
SMB	7	14	13	12
Total Video Quarterly Net Additions	(204)	(226)	(58)	(121)

Voice
Residential	7,929	8,200	8,621	8,784
SMB	1,287	1,287	1,282	1,273
Total Voice Customers	9,216	9,487	9,903	10,057

Residential	(271)	(265)	(163)	(230)
SMB	—	(1)	9	14
Total Voice Quarterly Net Additions	(271)	(266)	(154)	(216)

Mobile Lines (h)
Residential	4,516	4,134	3,448	3,085
SMB	161	147	116	99
Total Mobile Lines	4,677	4,281	3,564	3,184

Residential	382	329	363	230
SMB	14	15	17	14
Total Mobile Lines Quarterly Net Additions	396	344	380	244

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	282	277	272	269
Enterprise Quarterly Net Additions	5	3	3	4

Addendum to Charter Communications, Inc. Third Quarter 2022 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2022, June 30, 2022, December 31, 2021 and September 30, 2021, customers included approximately 151,700, 154,500, 128,300 and 119,200 customers, respectively, whose accounts were over 60 days past due, approximately 55,500, 45,800, 26,800 and 21,100 customers, respectively, whose accounts were over 90 days past due and approximately 149,300, 97,200, 43,200 and 31,800 customers, respectively, whose accounts were over 120 days past due. Bad debt expense associated with these past due accounts has been reflected in our consolidated statements of operations. The increase in past due accounts is predominately due to pre-existing and incremental unsubsidized amounts of customers’ bills for those customers participating in government assistance programs, including video services. These customers are downgraded to a fully subsidized Internet-only service.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)
Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Third Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Customer premise equipment (a)	$577	$513	$1,606	$1,496
Scalable infrastructure (b)	418	375	1,178	1,223
Line extensions (c)	826	392	2,062	1,191
Upgrade/rebuild (d)	208	178	535	484
Support capital (e)	377	403	1,075	1,169
Total capital expenditures	$2,406	$1,861	$6,456	$5,563

Of which: Commercial services	$369	$353	$1,110	$1,083

Capital expenditures included in total related to:
Core cable (f)	$1,785	$1,742	$5,077	$5,208
Mobile	96	119	265	355
Rural construction initiative (g)	525	—	1,114	—
Total capital expenditures	$2,406	$1,861	$6,456	$5,563

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., digital receivers and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).
(f)Core cable represents total capital expenditures excluding mobile and rural construction initiative capital expenditures.
(g)The rural construction initiative subcategory includes expenditures associated with our Rural Construction Initiative (for which separate reporting was initiated in 2022), excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Third Quarter 2022 Earnings Release